UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 11, 2025

IO BIOTECH, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-41008	87-0909276
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Ole Maaløes Vej 3
DK-2200 Copenhagen N
Denmark
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: +45 7070 2980

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	IOBT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.	Results of Operations and Financial Condition.

As discussed below, IO Biotech, Inc., a Delaware corporation (the “Company”), is hosting a conference call and webcast, during which the Company will make a slide presentation. In the slide presentation, the Company is disclosing an estimated cash and cash equivalents balance of approximately $28.1 million as of June 30, 2025, and further disclosing that the Company estimates that these cash and cash equivalents, plus the €12.5 million drawn on July 4, 2025 from the second tranche of the term loan facility with the European Investment Bank, will be sufficient to meet its working capital requirements into the first quarter of 2026.

Because the Company’s financial closing procedures as of and for the six months ended June 30, 2025, are not yet complete, its final results upon completion of those procedures may differ materially from its preliminary estimate. Accordingly, you should not place undue reliance on this preliminary estimate.

Item 7.01.	Regulation FD Disclosure.

On August 11, 2025, the Company issued a press release announcing topline results from IOB-013, the Company’s Phase 3 trial of Cylembio® in combination with pembrolizumab as a first-line treatment for patients with unresectable or metastatic (advanced) melanoma. The Company is hosting a conference call and webcast at 8:30 am Eastern Time, on August 11, 2025, during which the Company will discuss the topline results and will make a slide presentation.

The press release is attached as Exhibit 99.1 and the form of slide presentation is attached as Exhibit 99.2, and each is incorporated into this Item 8.01 by reference.

The information contained in this Current Report on Form 8-K is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01.	Other Events

The randomized, open-label study enrolled 407 patients across more than 100 sites worldwide. Patients received either Cylembio in combination with pembrolizumab (n=203) or pembrolizumab alone (n=204). The primary endpoint was PFS as assessed by a blinded independent review committee per RECIST v1.1. The early and sustained separation of PFS curves demonstrated an improvement with a hazard ratio of 0.77 [95% CI: 0.58-1.00; p=0.056; threshold for significance p≤0.045]. Based on an intent-to-treat analysis, patients in the study treated with Cylembio in combination with pembrolizumab achieved 19.4 months of median progression free survival compared to 11.0 months in patients treated with pembrolizumab alone. Although not yet mature, a trend toward an improvement in overall survival was also observed [HR 0.79 (95% CI: 0.57-1.10)]; the company expects OS to mature over the next six to nine months. Improvement in PFS was achieved across virtually all subgroups, including those with poor prognostic factors, with a profound effect in patients with PD-L1 negative tumors treated with Cylembio plus pembrolizumab (n=67) compared to patients treated with pembrolizumab monotherapy (n=63), HR: 0.54 (CI 0.35-0.85) (nominal p=0.006), with mPFS of 16.6 months vs. 3.0 months, respectively. Additionally, in a post hoc analysis of patients enrolled in this study without prior anti-PD-1 treatment (n=371), patients treated with Cylembio plus pembrolizumab achieved improvement in PFS compared to patients treated with pembrolizumab monotherapy, HR: 0.74 (CI 0.56-0.98) (nominal p=0.037), with mPFS of 24.8 months vs. 11.0 months, respectively. The combination was well tolerated, with no new safety signals observed. Injection site reactions, which were transient and resolved on treatment, were the most commonly reported adverse events in the combination arm, with 56% of patients receiving Cylembio plus pembrolizumab reporting an event. Based on these results, the Company plans to meet with the regulatory authorities to discuss the totality of data and determine next steps for submission of a Biologics License Application (BLA) for the treatment of advanced melanoma to the U.S. Food and Drug Administration (FDA). Additionally, the Company plans to present more detailed results from the IOB-013 study at an upcoming medical meeting.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

99.1	IO Biotech, Inc. Press Release, dated as of August 11, 2025

99.2	IO Biotech, Inc. Presentation

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IO BIOTECH, INC.

Date: August 11, 2025	By:	/s/ Mai-Britt Zocca, Ph.D.
	Name:	Mai-Britt Zocca, Ph.D.
	Title:	Chief Executive Officer